Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 – dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter

Net Earnings of $130.9 Million

5% Increase in Nitrogen Revenues; Higher Natural Gas and Other Highlighted Costs Impacted Period Results

Year to Date Results Reflect Record Ammonia Shipments, Effective Hedging Program

Positioned To Benefit from 90 Million Corn Acres Expected in 2015 and
Attractive Long-Term Gas Prices

DEERFIELD, IL—November 5, 2014—CF Industries Holdings, Inc. (NYSE: CF), a global leader in nitrogen fertilizer manufacturing and distribution, today announced results for its fiscal third quarter ended September 30, 2014.

Third Quarter Highlights

•            Six percent increase in nitrogen volumes, three percent attributable to contract sales to Mosaic.

•            EBITDA1 of $338.3 million, including higher gas-related expenses of approximately $36 million and other highlighted items of approximately $24 million.

•            Net earnings of $130.9 million or $2.62 per diluted share.

•            Increased quarterly dividend by 50 percent from $1.00 to $1.50 per share.

•            Instituted a new $1.0 billion share repurchase program.

•            Capacity expansion projects remain on time and on budget.

Year to Date Highlights

•            Record nine month ammonia shipments of 2.1 million tons.

•            Reported EBITDA of $2.2 billion, or Adjusted EBITDA2 of $1.5 billion excluding gain on phosphate sale.

•            Generated net earnings attributable to common stockholders of $1.2 billion or $22.16 per diluted share, or Adjusted Net Earnings2 of $691.0 million or $13.29 per diluted share excluding gain on sale of phosphates.

Overview

CF Industries Holdings, Inc. today reported third quarter 2014 EBITDA of $338.3 million and net earnings attributable to common stockholders of $130.9 million, or $2.62 per diluted share, compared to EBITDA of $477.7 million, or $450.0 million excluding the $27.7 million gross margin from the disposed phosphate segment, and net earnings attributable to common stockholders of $234.1 million, or $4.07 per diluted share, in the third quarter of 2013.  Nitrogen products segments3 net sales in the third quarter of 2014 were $921.4 million compared to $876.3 million in the same period last year.  Total company net sales in the prior year are not comparable given the sale of the phosphate business.

Changes in certain items reduced pre-tax income between the periods by $35.8 million.  Third quarter 2014 results included $12.1 million of non-cash pre-tax net mark-to-market gains on natural gas derivatives, $27.2 million of pre-tax losses on foreign currency derivatives and $6.8 million of expenses related to the capacity expansion projects.  These items increased/(decreased) after-tax earnings per diluted share by $0.15, ($0.34) and ($0.09), respectively.  Third quarter 2013 results included $5.6 million of pre-tax unrealized losses on natural gas derivatives, $22.1 million of pre-tax gains on foreign currency derivatives and $2.6 million of expenses related to the capacity expansion projects. These items increased/(decreased) after-tax earnings per diluted share by ($0.06), $0.24 and ($0.03), respectively.

1 Earnings Before Interest, Taxes, Depreciation and Amortization

2 See reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share in the tables accompanying this release.

3 Given the sale of the phosphate business in 2014, the company completed certain changes to its reporting structures that reflect new operating segments.  The reporting segments now consist of: ammonia, granular urea, UAN, other and phosphate.  The company’s nitrogen products segments consist of the ammonia, urea, UAN and the other segment as described in this release.

CF Industries generated a five percent increase in sales from its nitrogen segments during the third quarter driven by a six percent increase in sales volume, of which half was attributable to contractual ammonia sales to Mosaic, partially offset by marginally lower realized prices.  Natural gas costs, from sales of inventory manufactured in earlier months when gas prices were higher, and realized losses on natural gas derivatives that settled during the third quarter increased by $36.0 million over prior year levels.   Other highlighted items reduced EBITDA by approximately $24 million.  These included higher storage costs, the impact of changes in product mix due to a higher proportion of products purchased for resale and a retirement benefits settlement charge.

First nine months 2014 EBITDA was $2.2 billion and net earnings attributable to common stockholders were $1.2 billion, or $22.16 per diluted share, compared to EBITDA of $2.0 billion and net earnings attributable to common stockholders of $1.1 billion, or $19.01 per diluted share, for the comparable period in 2013.  First nine months 2014 adjusted EBITDA was $1.5 billion excluding the $747.1 million pre-tax gain on sale of the phosphate business, and adjusted net earnings were $691.0 million, or $13.29 per diluted share excluding the $461.0 million after-tax gain.

“The continuing strong fundamentals of our business were masked as higher natural gas costs worked their way through inventory and into the cost of goods sold and several third quarter specific items impacted our results,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc.  “While our business is subject to quarter-to-quarter volatility due to the impact of weather dynamics on our input costs and timing of end-user behavior, its long term cash flow characteristics are relatively stable and enduring.  Steadily growing nitrogen demand, an advantaged position on the global nitrogen cost curve, a competitive set of distribution assets and a focused management team provide confidence in our strong long-term cash flow generation capacity.  Our strategy to increase capacity and return capital to shareholders remains sound, and we are committed to maintaining our disciplined focus on its execution.”

Industry Conditions

The third quarter of 2014 was marked by healthy global nitrogen demand as North American spring fertilizer application extended beyond the typical end of the season and significant volumes were applied to wheat.  International purchasing activity, particularly from India and South America, progressed at a brisk rate.  Global operating rates for nitrogen producers were low compared to recent averages, with a greater than usual level of outages in key production regions including Eastern Europe, China and the Middle East.

These production outages resulted in a tight ammonia trade globally with prices rising throughout the quarter.  In North America, ammonia supply remained tight through the third quarter with producer inventories believed to be very low due to strong demand.

Urea prices were stable through most of the quarter, declining only in September as demand slowed seasonally and Chinese urea imports arrived at the U.S. Gulf.  Global prices were supported by large India tender purchases, robust buying in the U.S. and Latin America, and production outages in off-shore production regions.

The UAN market traded steadily and the company built an attractive order book during the third quarter.  Similar to urea, UAN outages were numerous in the third quarter with several domestic plants down for maintenance, gas-related curtailments in Trinidad and Egypt, and Romania and Lithuania running at reduced rates.

Outlook

CF Industries has a positive business outlook for the fourth quarter and into 2015.  U.S. corn growers have among the lowest variable costs of farmers in any corn production region of the world.  Given healthy grain demand and attractive farm economics, which still favor corn over soybeans for U.S. growers, the company forecasts robust nitrogen demand associated with 90 million acres of corn expected to be planted in 2015.  Additionally, North American natural gas prices have declined significantly from their 2014 highs as incremental production has resulted in record storage injections.  The company has locked in attractive natural gas costs through the first quarter of 2015.

CF Industries’ current low ammonia inventory, along with planned turnaround activity and unplanned outages, may impact the company’s total availability for the fall.  This is expected to limit fourth quarter ammonia sales volumes, excluding sales to Mosaic which are sourced from the company’s Point Lisas Nitrogen Limited (PLNL) joint venture, to levels similar to the fourth quarter of 2013.  The unplanned outage at the company’s Woodward, Oklahoma complex will also affect UAN volumes and is expected to have approximately a $20 million impact on cash operating earnings from lost production volume.

The company has a large book of ammonia orders that were placed during June and July, and a significant amount of available product will be dedicated first toward those existing orders.  Domestic ammonia prices are expected to remain steady through the fourth quarter, primarily due to continued tight supply and strong demand as evidenced in current pricing of approximately $650 per short ton in the Corn Belt.  Higher ammonia prices and tight availability could drive demand towards higher margin urea and UAN.  The company expects robust demand for pre-plant application in the first half of 2015.

Urea prices are expected to remain stable to rising through the fourth quarter, supported by global outages and an increase in the Chinese export tax rate related to the end of its export season on October 31.  The cash costs of production and distribution from marginal cost producers support the current $310 per short ton delivered price to the U.S. Gulf during this traditionally low volume period of the year.  Robust North American demand for urea is anticipated for 2015 due to the significant corn and wheat acres anticipated to be planted next year, which is expected to result in price increases during the spring application season in 2015.

UAN prices have been relatively stable even as retailers delayed buying as they have been gauging farm-level interest in fertilizers ahead of 2015 planting.  Further delays in buying could lead to higher spot market demand in the first half of 2015, which CF Industries would be well positioned to serve from its broad network of production, storage and distribution assets.  Additionally, the company is selling from a large order book for UAN and expects to finish 2014 with very low inventory levels.

“Given the attractive demand outlook for North American consumption and a continued balanced global nitrogen supply situation, we expect to generate robust revenue performance into 2015,” stated Mr. Will.  “Farm balance sheets and cash levels are strong, nitrogen costs as a percent of crop revenues are in line with their historic averages, and farmers are economically incented to apply the appropriate amount of nitrogen fertilizers to ensure optimal crop production.  These factors, along with North America’s reliance on nitrogen imports to satisfy a significant portion of demand, bode well for our business outlook.”

Attractive North American natural gas costs, in comparison to feedstock costs in other regions of the world, continue to support CF Industries’ long-term cash generation prospects.  Year-over-year natural gas production growth of approximately 3 billion cubic feet per day led to record storage additions during the 2014 injection season.  As a result, gas prices have moderated and traded in a narrow range of approximately $3.80 to $4.10 per MMBtu during most of the third quarter.  To mitigate potential weather-related spikes in natural gas costs, the company has put in place collars for 90 percent of its gas needs through the first quarter of 2015 with an average floor price of $3.41 per MMBtu and an average ceiling of $4.25 per MMBtu.  Based on these natural gas prices, the company’s cash cost to produce ammonia would be approximately in a range of $140 to $170 per short ton.  To mitigate potential basis volatility as seen in the first half of 2014, the company also has fixed the basis differential to Henry Hub through the first quarter of 2015 for the portion of its gas needs that is most subject to basis volatility at Port Neal, Iowa, and Courtright, Ontario.

Update on Strategic Activities

During the quarter CF Industries made significant progress on its two major capacity expansion projects which, when complete, will increase the company’s nitrogen production and potential cash generation capacity by roughly 25 percent.  A significant amount of structural steel has been erected at both complexes, heavy urea equipment has been set in place at Donaldsonville, and heavy equipment has been arriving at Port Neal via barges on the Missouri River.  The projects remain on budget and on schedule, with start-up for the first production unit, urea at Donaldsonville, expected within approximately 10 months.

“Our long-term plan continues to be focused on investing in high-return projects in our strategic fairway and returning excess cash to our shareholders through dividends and substantial share repurchase programs,” stated Mr. Will.  “As the additional production from these projects comes on stream, we will see a significant increase in cash generation and debt service capacity which will allow us to continue to drive growth in shareholder value while maintaining investment grade credit ratings.”

For 2014, the company expects total capital expenditures of approximately $2.0 billion.  This consists of approximately $1.6 billion for the capacity expansion projects and $0.4 billion of sustaining and other capital expenditures.  The reduction in capital expenditures for the expansion projects compared to the $1.7 billion previously estimated is the result of timing of vendor payments and refinement of the company’s construction plans as engineering is being completed.

Consolidated Segment Results

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$921.4	$1,097.0	$3,526.7	$4,148.4
Cost of sales	620.3	710.9	2,192.5	2,222.0
Gross margin	$301.1	$386.1	$1,334.2	$1,926.4

Gross margin percentage	32.7%	35.2%	37.8%	46.4%

EBITDA	$338.3	$477.7	$2,211.0	$2,041.9
Adjusted EBITDA	338.3	477.7	1,463.9	2,041.9

Net earnings attributable to common stockholders	$130.9	$234.1	$1,152.0	$1,138.8
Adjusted net earnings	130.9	234.1	691.0	1,138.8

Diluted earnings per share	$2.62	$4.07	$22.16	$19.01
Adjusted diluted earnings per share	2.62	4.07	13.29	19.01

Tons of product sold (000s)	2,947	3,307	10,242	10,827

Cost of natural gas:
Purchased natural gas costs (per MMBtu) (1)	$4.05	$3.40	$4.65	$3.62
Realized derivatives (gain) loss (per MMBtu) (2)	0.34	0.14	(0.34)	0.01
Cost of natural gas (per MMBtu)	$4.39	$3.54	$4.31	$3.63

Average daily market price of natural gas
Henry Hub (per MMBtu)	$3.94	$3.55	$4.52	$3.69

Capital expenditures	$587.7	$230.4	$1,272.7	$632.9

Production volume by product tons (000s):
Ammonia (3)	1,711	1,680	5,258	5,165
Granular urea	565	580	1,757	1,818
UAN (32%)	1,379	1,445	4,313	4,680

(1)	Includes the cost of natural gas purchased during the period for use in production.
(2)	Includes the impact of gains and losses on natural gas derivatives that were settled and realized during the period. Excludes the unrealized mark-to-market gains and losses on natural gas derivatives.
(3)	Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries recognized revenue in the second quarter of 2014 from sales of phosphate inventory that remained in its distribution system after the sale of the phosphate business to

The Mosaic Company in the first quarter.  Given the sale of the phosphate business, the phosphate segment ceased to have reported results after the second quarter of 2014.

With the sale of the phosphate business in 2014, the company made certain changes to its reporting structures that reflect new operating segments.  The reporting segments now consist of: ammonia, granular urea, UAN, other and phosphate.  The phosphate segment will continue to be shown only until there are no prior year results from the segment.  These segments are differentiated by products, which are used differently by agricultural customers based on crop application, weather and other agronomic factors, or by industrial customers based on their usage.  Historical financial results have been restated to reflect the new segment structure on a comparable basis.

Comparison of 2014 to 2013 Third Quarter periods:

•                  Nitrogen products segments net sales increased primarily due to higher sales volume and higher average urea prices, which were partially offset by lower ammonia and UAN prices.

•                  Gross margin decreased due to lower overall average selling prices, increased natural gas costs and other highlighted items impacting the quarter.  Higher physical natural gas costs, primarily from sales of inventory manufactured in earlier months when gas prices were higher, and realized losses on natural gas derivatives that settled during the third quarter of 2014, reduced gross margin by $36.0 million.  Net mark-to-market unrealized gains on natural gas hedges were $12.1 million in the third quarter of 2014 compared to unrealized losses of $5.6 million in 2013.

•                  The company’s ammonia plants in aggregate operated at approximately 95 percent of rated capacity during the quarter, even with a heavy turnaround schedule and unplanned down time.

Comparison of 2014 to 2013 nine month periods:

•                  First nine month 2014 total net sales, excluding the phosphate segment, declined from the prior year primarily due to lower average selling prices for nitrogen products, partially offset by higher nitrogen sales volume including record nine month ammonia shipments of 2.1 million tons. Adjusted EBITDA declined due to lower revenue and higher natural gas costs than the prior year, which was partially offset by realized gains on gas derivatives of $64.0 million in 2014.

•                  Nine month results for 2014 included $39.1 million of non-cash pre-tax net mark-to-market losses on natural gas derivatives, $27.4 million of pre-tax losses on foreign currency derivatives, $21.9 million of expansion project related expenses and a $747.1 million pre-tax net gain on the sale of the phosphate business.  These items increased/(decreased) after-tax earnings per diluted share by ($0.47), ($0.34), ($0.27) and $8.87, respectively.

•                  Nine month results for 2013 included $1.2 million of pre-tax unrealized losses on natural gas derivatives, $14.3 million of pre-tax gains on foreign currency derivatives, $4.3 million of expansion project related expenses and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss carryforwards from periods prior to the company’s initial public offering allowed under a settlement agreement with the IRS. These items increased/(decreased) after-tax earnings per diluted share by ($0.01), $0.15, ($0.04) and $0.34, respectively.

Segment Results

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia) which is the company’s most concentrated nitrogen fertilizer, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen product that the company upgrades into other nitrogen fertilizers such as urea and UAN solution.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$232.1	$211.3	$1,109.3	$998.5
Cost of sales	168.6	130.3	693.1	446.4
Gross margin	$63.5	$81.0	$416.2	$552.1

Gross margin percentage	27.4%	38.3%	37.5%	55.3%

Sales volume by product tons (000s)	444	401	2,133	1,568
Sales volume by nutrient tons (000s) (1)	364	329	1,749	1,286

Average selling price per product ton	$523	$527	$520	$637
Average selling price per nutrient ton (1)	638	642	634	776

Gross margin per product ton	$143	$202	$195	$352
Gross margin per nutrient ton (1)	174	246	238	429

Depreciation and amortization	$16.7	$14.5	$53.5	$42.4

(1)       Nutrient tons represent the equivalent tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Third Quarter periods:

•                  Ammonia sales volume increased due to higher industrial sales, primarily due to the supply agreement with The Mosaic Company.  This was partially offset by lower agricultural sales.  2013 spring applications spilled over into the third quarter due to poor weather conditions, while applications were largely completed in the first half due to conducive weather in 2014.

•                  Ammonia average selling prices were essentially unchanged for the quarter in 2014 compared to 2013.  The company’s average realized price was impacted by the mix of sales being weighted more towards industrial volume due to the seasonally lower agricultural sales, and the fact that sales in the company’s ammonia order book were priced prior to the tightness that developed due to the high level of global production outages during the third quarter.

•                  Ammonia gross margin declined from 2013 to 2014 primarily due to higher natural gas costs and lower sales volumes excluding the Mosaic agreement.

•                  Ammonia volume, average selling price and gross margin percentage were all impacted by the 90,000 tons of ammonia sold to The Mosaic Company.  Prior to the sale of the phosphate business, PLNL sold ammonia to CF Industries for use in the phosphate business and the cost was included in production costs of the phosphate segment.  Subsequent to the sale of the phosphate business, CF Industries now sells the PLNL sourced ammonia to Mosaic.  The revenue from these sales and costs to purchase the ammonia is included in the ammonia segment.  This ammonia is purchased from PLNL at market prices, and resold to Mosaic at similar prices, having the effect of reducing the company’s ammonia segment gross margin percentage.  The company continues to recognize profit from the production of the associated ammonia within the “Equity in earnings of operating affiliates” (i.e. PLNL) line on the income statement.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea which contains 46 percent nitrogen.  Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen fertilizers.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$199.6	$185.3	$683.4	$720.0
Cost of sales	120.7	100.6	378.1	324.4
Gross margin	$78.9	$84.7	$305.3	$395.6

Gross margin percentage	39.5%	45.7%	44.7%	54.9%

Sales volume by product tons (000s)	558	548	1,813	1,895
Sales volume by nutrient tons (000s) (1)	257	252	834	872

Average selling price per product ton	$358	$338	$377	$380
Average selling price per nutrient ton (1)	777	735	819	826

Gross margin per product ton	$141	$155	$168	$209
Gross margin per nutrient ton (1)	307	336	366	454

Depreciation and amortization	$9.1	$9.5	$27.0	$28.5

(1)       Nutrient tons represent the equivalent tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Third Quarter periods:

•                  Granular urea sales volume increased due to robust demand, especially for wheat in the Southern Plains region.

•                  Granular urea average price per ton increased due to a tight global supply, robust domestic demand and the company’s decision to sell into the spot market for prompt delivery.

•                  Granular urea gross margin decreased due primarily to higher natural gas costs, which was partially offset by higher selling prices.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN).  UAN is a liquid fertilizer product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$392.9	$393.6	$1,249.3	$1,487.6
Cost of sales	257.2	216.3	730.2	672.0
Gross margin	$135.7	$177.3	$519.1	$815.6

Gross margin percentage	34.5%	45.0%	41.6%	54.8%

Sales volume by product tons (000s)	1,518	1,436	4,495	4,703
Sales volume by nutrient tons (000s) (1)	482	454	1,420	1,483

Average selling price per product ton	$259	$274	$278	$316
Average selling price per nutrient ton (1)	815	867	880	1,003

Gross margin per product ton	$89	$123	$115	$173
Gross margin per nutrient ton (1)	282	391	366	550

Depreciation and amortization	$41.6	$39.4	$138.2	$129.3

(1)       Nutrient tons represent the equivalent tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Third Quarter periods:

•                  UAN sales volume increased due to higher sales from the company’s large order book and the decision to pursue export opportunities to optimize system balance, partially offset by reduced production due to system outages.

•                  UAN average selling price declined due to a lower level of in-season demand resulting from robust ammonia applications earlier in the year.

•                  UAN gross margin decreased due to lower selling prices and higher natural gas costs.

Other Segment

CF Industries’ other segment includes ammonium nitrate (AN), diesel exhaust fluid (DEF) and urea liquor.  AN is a granular, nitrogen-based product with a nitrogen content of 34 percent.  DEF is an aqueous urea solution made with 32.5 percent high-purity urea and 67.5 percent deionized water.  Urea liquor is a liquid product that the company sells as a chemical intermediate in concentrations of 40 percent, 50 percent and 70 percent urea.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$96.8	$86.1	$316.3	$293.0
Cost of sales	73.8	70.7	232.8	203.1
Gross margin	$23.0	$15.4	$83.5	$89.9

Gross margin percentage	23.8%	17.9%	26.4%	30.7%

Sales volume by product tons (000s)	427	396	1,314	1,219
Sales volume by nutrient tons (000s) (1)	117	107	362	334

Average selling price per product ton	$227	$217	$241	$240
Average selling price per nutrient ton (1)	827	805	874	877

Gross margin per product ton	$54	$39	$64	$74
Gross margin per nutrient ton (1)	197	144	231	269

Depreciation and amortization	$18.3	$15.0	$49.6	$45.5

(1)       Nutrient tons represent the equivalent tons of nitrogen within the product tons.

Comparison of 2014 to 2013 Third Quarter periods:

•                  Other segment volume was higher due to increased DEF sales and strong late season agricultural demand for AN application.

•                  Other segment average selling price increased due to a higher mix of agricultural AN sales.

•                  Other segment gross margin increased primarily due to higher average selling prices, partially offset by higher gas costs.

Environmental, Health & Safety Performance

As of September 30, 2014, CF Industries’ 12-month rolling average recordable incidence rate was 1.7, compared to the most recently available 3-year average of 2.8 for the company’s broad set of peer chemical companies.

“An emphasis on safety is core to our operating philosophy at CF Industries and is fundamental to our ability to be a valued presence in our communities,” said Mr. Will.  “The care our employees have for safety, the environment and the health of their colleagues and neighbors is evident in the safety track record we have established.”

Balance Sheet and Cash Flow Items

As of September 30, 2014, CF Industries had total liquidity of $3.8 billion including its $1.0 billion undrawn revolving credit facility.  Total long-term debt was $4.6 billion.

Total cash capital expenditures during the quarter were $587.7 million.  Of this, $445.8 million related to the capacity expansion projects, bringing year to date cash expenditures to $933.6 million and project announcement to date cash expenditures to $1.4 billion.

Dividend Payment

On October 16, 2014, CF Industries’ Board of Directors declared a quarterly dividend of $1.50 per common share. The dividend will be paid on November 28, 2014, to stockholders of record as of November 14, 2014.

Conference Call

CF Industries will hold a conference call to discuss these third quarter and year to date results at 10:00 a.m. ET on Thursday, November 6, 2014.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that adjusted net earnings attributable to common stockholders, adjusted diluted earnings per share, adjusted EBITDA, and EBITDA excluding gross margin from the phosphate segment, each a non-GAAP financial measure, provide meaningful information regarding the company’s operating performance because they exclude the impact of the phosphate sale and allow investors to better evaluate ongoing business performance.    Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with U.S. GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These statements include, but are not limited to, statements about future strategic plans; and statements about future financial and operating results.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations;  future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries website.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Net sales	$921.4	$1,097.0	$3,526.7	$4,148.4
Cost of sales	620.3	710.9	2,192.5	2,222.0
Gross margin	301.1	386.1	1,334.2	1,926.4
Selling, general and administrative expenses	38.2	32.2	119.4	121.0
Other operating - net	25.7	(20.3)	41.5	(9.2)
Total other operating costs and expenses	63.9	11.9	160.9	111.8
Gain on sale of phosphate business	—	—	747.1	—
Equity in earnings of operating affiliates	9.4	11.2	27.3	32.3
Operating earnings	246.6	385.4	1,947.7	1,846.9
Interest expense	46.4	41.0	137.1	112.4
Interest income	(0.2)	(1.0)	(0.7)	(4.1)
Other non-operating - net	(0.1)	(0.3)	0.5	54.1
Earnings before income taxes and equity in earnings of non-operating affiliates	200.5	345.7	1,810.8	1,684.5
Income tax provision	70.5	109.0	640.9	499.3
Equity in earnings of non-operating affiliates - net of taxes	10.6	7.2	15.8	6.2
Net earnings	140.6	243.9	1,185.7	1,191.4
Less: Net earnings attributable to noncontrolling interest	9.7	9.8	33.7	52.6
Net earnings attributable to common stockholders	$130.9	$234.1	$1,152.0	$1,138.8

Net earnings per share attributable to common stockholders
Basic	$2.63	$4.09	$22.23	$19.12
Diluted	$2.62	$4.07	$22.16	$19.01

Weighted average common shares outstanding
Basic	49.7	57.3	51.8	59.6
Diluted	49.9	57.5	52.0	59.9

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

 SUMMARIZED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2014	2013
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,651.2	$1,710.8
Restricted cash	145.6	154.0
Accounts receivable - net	156.9	230.9
Inventories - net	254.8	274.3
Deferred income taxes	39.8	60.0
Prepaid income taxes	43.5	33.4
Assets held for sale	—	74.3
Other	46.9	92.4
Total current assets	3,338.7	2,630.1
Property, plant and equipment - net	5,050.2	4,101.7
Investments in and advances to affiliates	925.2	926.0
Goodwill	2,094.0	2,095.8
Noncurrent assets held for sale	—	679.0
Other assets	251.7	245.5

Total assets	$11,659.8	$10,678.1

Liabilities
Accounts payable and accrued expenses	$555.7	$564.1
Income taxes payable	9.0	73.3
Customer advances	460.8	120.6
Liabilities held for sale	—	26.8
Other	23.3	43.5
Total current liabilities	1,048.8	828.3
Long-term debt	4,592.4	3,098.1
Deferred income taxes	814.3	833.2
Noncurrent liabilities held for sale	—	154.5
Other noncurrent liabilities	349.0	325.6
Equity
Stockholders’ equity	4,497.1	5,076.1
Noncontrolling interest	358.2	362.3
Total equity	4,855.3	5,438.4

Total liabilities and equity	$11,659.8	$10,678.1

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

 STATEMENTS OF CASH FLOWS

 (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)
Operating Activities:
Net earnings	$140.6	$243.9	$1,185.7	$1,191.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	95.4	100.1	298.5	313.8
Deferred income taxes	14.5	80.1	15.6	35.8
Stock-based compensation expense	3.6	3.3	13.6	9.5
Excess tax benefit from stock-based compensation	(3.5)	(1.8)	(8.7)	(11.4)
Unrealized loss (gain) on derivatives	6.2	(10.7)	67.6	(4.0)
Gain on sale of phosphate business	—	—	(747.1)	—
Loss on disposal of property, plant and equipment	1.5	0.8	2.5	5.0
Undistributed earnings of affiliates - net	(24.1)	(11.1)	(39.2)	(12.9)
Changes in:
Accounts receivable - net	109.2	100.2	97.1	44.6
Inventories - net	(50.4)	(42.4)	13.6	(86.3)
Accrued and prepaid income taxes	(92.6)	(44.3)	(70.0)	(232.7)
Accounts payable and accrued expenses	23.2	34.6	(7.2)	69.4
Customer advances	397.4	365.5	340.2	52.5
Other - net	0.6	42.8	14.7	54.6
Net cash provided by operating activities	621.6	861.0	1,176.9	1,429.3
Investing Activities:
Additions to property, plant and equipment	(587.7)	(230.4)	(1,272.7)	(632.9)
Proceeds from sale of property, plant and equipment	4.3	3.6	10.2	11.1
Proceeds from sale of phosphate business	—	—	1,353.6	—
Sales and maturities of short-term and auction rate securities	5.0	1.0	5.0	6.6
Deposits to restricted cash funds	—	(37.2)	(505.0)	(111.4)
Withdrawals from restricted cash funds	499.4	—	513.4	—
Other - net	0.6	(2.0)	17.4	(4.3)
Net cash provided by (used in) investing activities	(78.4)	(265.0)	121.9	(730.9)
Financing Activities:
Proceeds from long-term borrowings	—	—	1,494.2	1,498.0
Financing fees	—	(0.9)	(16.0)	(14.5)
Purchases of treasury stock	—	(195.9)	(1,591.2)	(1,111.5)
Acquisitions of noncontrolling interests in CFL	—	—	—	(918.7)
Dividends paid on common stock	(74.2)	(23.0)	(181.4)	(71.9)
Distributions to noncontrolling interests	(14.3)	(18.6)	(37.8)	(64.4)
Issuances of common stock under employee stock plans	2.3	1.1	12.0	6.3
Excess tax benefit from stock-based compensation	3.5	1.8	8.7	11.4
Other	—	—	(43.0)	—
Net cash used in financing activities	(82.7)	(235.5)	(354.5)	(665.3)
Effect of exchange rate changes on cash and cash equivalents	(3.4)	(8.4)	(3.9)	(21.8)
Increase in cash and cash equivalents	457.1	352.1	940.4	11.3
Cash and cash equivalents at beginning of period	2,194.1	1,934.1	1,710.8	2,274.9
Cash and cash equivalents at end of period	$2,651.2	$2,286.2	$2,651.2	$2,286.2

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

 SEGMENT DATA

Phosphate Segment (1)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except as noted)
Net sales	$—	$220.7	$168.4	$649.3
Cost of sales	—	193.0	158.3	576.1
Gross margin	$—	$27.7	$10.1	$73.2

Gross margin percentage	0.0%	12.6%	6.0%	11.3%

Sales volume by product tons (000s) (2)	—	526	487	1,442

Average selling price per product ton	$—	$420	$346	$450

Depreciation, depletion and amortization (1)	$—	$11.6	$—	$38.5

(1)        The company’s phosphate segment principal products were diammonium phosphate (DAP) and monoammonium phosphate (MAP). On March 17, 2014, CF Industries sold the phosphate mining and manufacturing business in Florida to The Mosaic Company pursuant to an Asset Purchase Agreement dated as of October 28, 2013. Effective on November 1, 2013, the assets and liabilities sold were classified as held for sale and we were no longer depreciating the amounts in property, plant and equipment.  Starting third quarter of 2014, the phosphate segment ceases to have reported results as the remaining inventory was completely sold during the second quarter of 2014.

(2)        Represents DAP and MAP product sales.

 CF INDUSTRIES HOLDINGS, INC.

 SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. The company has presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the fertilizer industry.

Adjusted EBITDA is defined as EBITDA less the pre-tax gain on sale of the phosphate business completed in March 2014.  The company uses adjusted EBITDA as a supplemental financial measure in the comparison of year-over-year performance.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions)
Net earnings attributable to common stockholders	$130.9	$234.1	$1,152.0	$1,138.8
Interest expense (income) - net	46.2	40.0	136.4	108.3
Income taxes	70.5	109.0	640.9	499.3
Depreciation, depletion and amortization	95.4	100.1	298.5	313.8
Less: other adjustments	(4.7)	(5.5)	(16.8)	(18.3)

EBITDA	338.3	477.7	2,211.0	2,041.9

Less: Pre-tax gain on sale of the phosphate business	—	—	(747.1)	—

Adjusted EBITDA	$338.3	$477.7	$1,463.9	$2,041.9

Reconciliation of net earnings to adjusted net earnings and adjusted net earnings per share:

Adjusted net earnings is defined as net earnings attributable to common stockholders less the after-tax gain on sale of the phosphate business completed in March 2014.  The company uses adjusted net earnings attributable to common stockholders and adjusted net earnings per share attributable to common stockholders as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in millions, except per share amounts)
Net earnings attributable to common stockholders	$130.9	$234.1	$1,152.0	$1,138.8
Less: After-tax gain on sale of the phosphate business	—	—	(461.0)	—

Adjusted net earnings attributable to common stockholders	$130.9	$234.1	$691.0	$1,138.8

Net earnings per share attributable to common stockholders
Diluted	$2.62	$4.07	$22.16	$19.01

Adjusted net earnings per share attributable to common stockholders
Diluted	$2.62	$4.07	$13.29	$19.01

Weighted average common shares outstanding
Diluted	49.9	57.5	52.0	59.9

Notes:

Net earnings for the nine months ended September 30, 2014 includes a $461.0 million net of tax gain on the sale of the phosphate business.  EBITDA for the nine months ended September 30, 2014 includes a $747.1 million pre-tax gain on sale of the phosphate business.

Net earnings and EBITDA for the three and nine months ended September 30, 2014 include ($12.1) million and $39.1 million, respectively, of unrealized net mark-to-market (gain)/loss on natural gas derivatives, $27.2 million and $27.4 million, respectively, of loss on foreign currency derivatives and $6.8 million and $21.9 million of expansion project expenses, respectively.

Net earnings and EBITDA for the three months ended September 30, 2013 include a $5.6 million unrealized net mark-to-market loss on natural gas derivatives, $22.1 million gain on foreign currency derivatives and $2.6 million of expansion project expenses.

Net earnings and EBITDA for the nine months ended September 30, 2013 include a $1.2 million unrealized net mark-to-market loss on natural gas derivatives, $14.3 million gain on foreign currency derivatives and $4.3 million of expansion project expenses.

Net earnings for the nine months ended September 30, 2013 include a $20.6 million net benefit  resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the nine months ended September 30, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.